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                                                                    EXHIBIT 99.1


                                                                   T-NETIX, INC.
                                                         67 INVERNESS DRIVE EAST
                                                             ENGLEWOOD, CO 80112
                                                WEB SITE: http://www.T-NETIX.com

                                                                    NASDAQ: TNTX



AT THE COMPANY:           AT FRB:
Alvyn Schopp              Tad Gage (general info) (312) 640-6745
CEO                       (tgage@.frb.bsmg.com)
(303) 790-9111            Alicia DaCosta (analysts) (312) 640-6780
                          (adacosta@.frb.bsmg.com)
                          Tim Grace (media) (312) 274-2240
                          (tgrace@frb.bsmg.com)
FOR IMMEDIATE RELEASE
WEDNESDAY, APRIL 19, 2000

                   T-NETIX, INC. RAISES $7.5 MILLION OF EQUITY
                         AND DEBT WITH PRIVATE FINANCING

ENGLEWOOD, COLO., APRIL 19, 2000 -- T-NETIX, INC. (NASDAQ:TNTX). T-NETIX, a leading provider of specialized call processing and fraud control software technologies, the nation's largest provider of corrections-related telecommunications services, and one of the country's largest purchasers of Internet bandwidth, has raised approximately $7.5 million of private financing, through the issuance of $3.75 million of its Series A Preferred Stock and $3.75 million of subordinated notes.

The convertible preferred stock was issued to a fund managed by Rose Glen Capital Management, L.P. The preferred stock has a yield of 8% per annum and is convertible into common stock at a conversion price based on the market price of the common stock during a pricing period preceding conversion, up to a conversion price of $6.05 (the "Fixed Conversion Price"). The Fixed Conversion Price is subject to adjustment if the market price four months from issuance is below $6.05. With limited exceptions, during the six month period following issuance, the preferred stock is not convertible unless the market price equals or exceeds the Fixed Conversion Price. Thereafter, the company has the right to issue cash instead of common stock upon conversion of the preferred stock if the closing price of the common stock is less than the Fixed Conversion Price. The purchaser of the preferred stock also received five-year warrants to purchase 340,909 shares of common stock at an exercise price of $6.60.

The subordinated notes, which bear interest at prime rate plus one percent, were issued to Daniel M. Carney, chairman of the board of T-NETIX The purchaser of the note also receive five-year warrants to purchase 25,000 shares of common stock at an exercise price of $6.05.

Alvyn Schopp, CEO, commented: "The company has been working hard over the past five months to install its significant backlog of telecommunications lines. These proceeds will assist in financing the completion of these installations, which should be reflected in the company's first and second quarter 2000 revenues. Additionally, as we evaluate our growth opportunities in the Internet and speaker verification markets, we now have an established relationship with a quality fund, which may lead to additional financing opportunities."

                                                                         MORE...

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T-NETIX, INC.
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Based in Englewood, Colorado, T-NETIX provides specialized call processing and billing services for correctional institutions to the telecommunications industry, direct local and long distance call processing for correctional facilities, value-added telecommunications services such as pre-connection restrictions, digital recording, jail and inmate management systems, video booking, and sales of call-processing systems hardware. Through its T-NETIX Monitoring Division, T-NETIX provides parolee and home detention monitoring services using Internet, and voice verification technology, including its SpeakEZ Voice Print(R) technology. For news and information, and to try thE SpeakEZ voice verification software, visit the company's web site at www.T-NETIX.com. For more information on T-NETIX via fax, free of charge, dial 1-800-PRO-INFO and enter the ticker "TNTX."


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